UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Registration Statement
on Form S-8
Under the Securities Act of 1933

Veracity Management Global, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	43-1889792
(State of Incorporation)	(IRS Employer Identification Number)

2655 LeJeune Road, Suite 311, Coral Gables, FL	33134
(Address of Principal Executive Offices)	(Zip Code)

Advisory and Consulting Agreement
(Full title of the plan)

Michael Rideman, 2655 LeJeune Road, Suite 311, Coral Gables, FL 33134
(Name, address and telephone number of agent for service)

Approximate Date of Commencement of Proposed Sales under the Plan:
As soon as practicable after this Registration Statement becomes effective

Total Number of Pages: 6
Exhibit Index begins on sequentially numbered page: 3

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock par value $.001	18,250,000	$0.005(2)	$91,250	$2.83
(1) Pursuant to Rule 457(c), the registration fee is calculated on the basis of the volume based average of the high and low price of the Registrant's common stock on OTCBB on July 25, 2007.

PART I

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 1. PLAN INFORMATION

The Registrant, Veracity Management Global, Inc., a Delaware corporation ("VMGG or the "Registrant"), has agreed to issue 18,250,000 shares of common stock as compensation for services provided by Marc L. Baker. This compensation is for bona fide consulting services provided by Mr. Baker to VMGG as follows: business consulting services to VMGG in connection with the Registrant become a reporting company under the Exchange Act, long-term strategic planning, negotiation of joint ventures relating to VMGG's business expansion including new service agreements intended to broaden VMGG's services. Mr. Baker has provided and continues to provide to the Registrant advise on general business matters, from time to time, at the request of VMGG.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

N/A

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

By this reference, the following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated into and made a part of this Registration Statement:

- Registrant's Quarterly Reports on Form 10-QSB/A for the quarters ended March 31, 2007, as filed with the Commission;
- The description of the Registrant's Common Stock is set forth in the Registrant's registration statement on Form 10-SB12g/A filed with the SEC on August 2, 2007.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

The Registrant's common stock is registered under Section 12(g) of the Exchange Act. The description of the Registrant's common stock is set forth in the Registrant's registration statement on Form 10-SB12g/A filed with the SEC on August 2, 2007.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

            None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s certificate of incorporation provide that the liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under Delaware law and provides for indemnification to the extent permitted by Delaware law.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; payments of unlawful dividends or unlawful stock repurchases or redemptions, or any transaction from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices or controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

            Not applicable.

ITEM 8. EXHIBITS

Exhibit No.	Description of Exhibits
5.1	Opinion of Thomas J. Craft, Jr., Esq., regarding legality of the securities,, filed herewith.
23.1	Consent of Thomas J. Craft, Jr., Esq., contained in Exhibit 5.1 filed herewith.
23.2	Consent of Malone & Bailey, PC, Certified Public Accountants, filed herewith.

ITEM 9. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering:
    (i) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
    (ii) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person against the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) Filings incorporating subsequent Exchange Act documents by reference.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's Annual Report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the above-described provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on this July 30, 2007.

Veracity Management Global, Inc.
/s/ N. Richard Grassano
CFO

Exhibit 5.1

Thomas J. Craft, Jr., Esq.
11000 Prosperity Farms Road, Suite 101
Palm Beach Gardens, FL 33410
Phone: (561) 543-2233

July 26, 2007
U.S. Securities and Exchange Commission
100 F Street, NW
Washington, DC 20549

Re:	Veracity Management Global, Inc.
Commission File No. 0-52493
Registration Statement on Form S-8

Gentlemen:

I have been requested by Veracity Management Global, Inc. (the "Registrant") to furnish an opinion as to matters hereinafter set forth in connection with this registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"), covering a total of 18,250,000 shares of common stock to be registered under an Advisory and Consulting Agreement.

In connection with this opinion, I have reviewed the filings of the Registrant incorporated by reference in this registration statement and have determined that the Registrant is current in its reporting requirements under the Securities Exchange Act of 1934. I have also reviewed other documents of the Registrant and have further determined that the shares when issued will have been legally issued, fully paid and non-assessable. Further, the Registrant has duly authorized the issuance of the shares and the filing of this registration statement on Form S-8 under the Act. I hereby consent to the inclusion of this opinion in the registration statement on Form S-8 being duly filed with the Securities and Exchange Commission.

Very truly yours,

/s/ Thomas J. Craft, Jr., Esq.
Thomas J. Craft, Jr., Esq.

Exhibit 23.1

(Contained in Opinion-Exhibit 5.1)

Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the use {incorporation by reference} in this Registration Statement of Veracity Management Global, Inc. on Form S-8 of our report dated January 9, 2007 for Secured Financial Data, Inc. We also consent to the reference to us under the heading "Experts" in this registration statement.

Malone & Bailey, PC
www.malone-bailey.com

Houston, Texas
July 27, 2007